Ligand Reports First Quarter 2025 Financial Results

First quarter performance driven by strong portfolio royalty revenue growth of 44%

Strengthened commercial portfolio and pipeline through strategic transactions with Channel Therapeutics and Castle Creek Biosciences

Reiterating 2025 financial guidance of $180-$200 million in revenues and adjusted earnings per diluted share of $6.00-$6.251

Conference call begins at 8:30 a.m. Eastern Time today

JUPITER, Fla., May 8, 2025 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported financial results for the three months ended March 31, 2025, and provided an operating forecast and business update. Ligand management will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss this announcement and answer questions.
“Ligand delivered another strong quarter, reflecting the continued strength of our growing commercial royalty portfolio,” said Todd Davis, CEO of Ligand. “We also took a significant strategic step to accelerate the commercial launch of ZELSUVMI through our recently announced transaction with Channel Therapeutics. This deal includes substantial financial backing from a group of strategic investors, and we believe it will create significant value for stockholders through both equity and royalty participation. In today’s challenging biopharmaceutical financing environment, our royalty aggregation model stands out as a resilient and proven strategy.”
First Quarter 2025 Financial Results
Total revenues and other income for the first quarter of 2025 were $45.3 million, compared with $31.0 million for the same period in 2024, with the 46% increase primarily attributable to an increase in royalty revenue and Captisol® sales. Royalties for the first quarter of 2025 were $27.5 million, compared with $19.1 million for the same period in 2024, with the 44% increase primarily attributable to royalties earned on Recordati's Qarziba, and Travere Therapeutics’ Filspari. Captisol sales were $13.5 million for the first quarter of 2025, compared with $9.2 million for the same period in 2024, with the change due to the timing of customer orders. Contract revenue and other income was $4.4 million for the first quarter of 2025, compared with $2.7 million for the same period in 2024.
Cost of Captisol was $4.8 million for the first quarter of 2025, compared with $2.9 million for the same period in 2024, with the change due to an increase in Captisol sales. Amortization of intangibles was $8.3 million for the first quarter of 2025, compared with $8.2 million for the same period in 2024. Research and development expenses were $50.1 million for the first quarter of 2025, compared with $6.0 million for the same period in 2024, with the increase primarily attributable to a $44.3 million one-time charge in connection with our previously announced royalty financing agreement with Castle Creek Biosciences to fund the Phase 3 clinical study of D-Fi (FCX-007), which is accounted for as a research and development funding arrangement under ASC 730-20, Research and Development Arrangements. General and administrative expenses were $18.8 million for the first quarter of 2025, compared with $11.0 million for the same period in 2024, with the increase primarily attributable to employee related costs and operating costs associated with incubating the Pelthos business. Fair value adjustment to partner program derivatives was $(0.4) million for the first quarter of 2025 primarily due to mark to market adjustments to certain Agenus partnered programs.
GAAP net loss was $42.5 million, or $2.21 per share for the first quarter of 2025, compared with GAAP net income of $86.1 million, or $4.75 per diluted share, for the same period in 2024. Core adjusted net income for the first quarter of 2025 was $26.6 million, or $1.33 per diluted share, compared to $21.8 million, or $1.20 per diluted share, for the same period in 2024. Core adjusted net income excluded gains from the sale of Viking Therapeutics common stock in the first quarter of 2024. We did not sell any shares of Viking Therapeutics common stock in the first quarter of 2025. The increase in core adjusted net income was driven primarily by the 46% increase in revenue. Core adjusted net income represents a non-GAAP financial measure. See the table below for a reconciliation of net income (loss) to core adjusted net income.
As of March 31, 2025, Ligand had cash, cash equivalents and short-term investments of $208.9 million, which includes $24.2 million in Viking Therapeutics common stock.
2025 Financial Guidance
Ligand is reaffirming its 2025 full year financial guidance. The Company continues to expect 2025 royalty revenue ranging from $135 million to $140 million, revenue from sales of Captisol ranging from $35 million to $40 million and contract revenue ranging from $10 million to $20 million. These revenue components result in a total revenue forecast of $180 million to $200 million. Ligand notes that with total revenue of $180 million to $200 million, adjusted earnings per diluted share are anticipated to range from approximately $6.00 to $6.251.
First Quarter 2025 and Corporate Highlights
Pelthos Therapeutics Transaction
On April 17, Ligand announced the signing of a definitive merger agreement to combine Ligand’s wholly owned subsidiaries, Pelthos Therapeutics Inc. and LNHC, Inc. (collectively “Pelthos”) with CHRO Merger Sub Inc., a wholly owned subsidiary of Channel Therapeutics. The merger will be supported by $50 million in capital raised from a group of strategic investors led by Murchinson (“Investor Group”). Upon completion of the transaction, the combined company will operate under the name Pelthos Therapeutics Inc. and trade on the NYSE American exchange under the ticker PTHS. The transaction is expected to close in the summer of 2025, subject to the fulfillment of customary closing conditions.
Under the terms of the merger agreement, Channel will acquire 100% of the issued and outstanding equity interests of Pelthos, and will change its name to Pelthos Therapeutics Inc. In connection with the transaction, Ligand has agreed to invest $18 million in the combined company and the Investor Group has agreed to invest $32 million for a total of $50 million.
The combined company will initially focus on accelerating the commercialization of Pelthos’ ZELSUVMI (berdazimer) topical gel, 10.3%, for the treatment of Molluscum contagiosum infections (“molluscum”) in adults and pediatric patients one year of age and older. ZELSUVMI was approved by the U.S. Food and Drug Administration (FDA) in 2024 and is the first and only prescription therapy for molluscum infections approved for use at home by patients, parents, and caregivers.
New Royalty Investment
On February 25, Ligand announced that it closed a royalty financing agreement with Castle Creek Biosciences, a late-stage cell and gene therapy company, to support Castle Creek’s planned D-Fi (FCX-007) Phase 3 clinical study. D-Fi is an injectable autologous gene-modified cell therapy in development for the treatment of dystrophic epidermolysis bullosa (DEB), a devastating, painful, and debilitating rare genetic skin disorder. D-Fi has been granted Orphan Drug Designation from the U.S. Food and Drug Administration (FDA). Ligand led a $75 million investment in D-Fi by committing $50 million to the syndicated round. An additional $25 million was secured from a syndicate of co-investors. In return for the $75 million investment, investors will receive a high-single digit royalty which is shared on a pro-rated basis; therefore Ligand will net a mid-single digit royalty.
Portfolio Updates
On April 29, Verona announced Ohtuvayre net sales of $71.3 million for the first quarter 2025, representing an increase of 95% compared to the prior quarter. This growth was driven by significant increases in prescriptions, prescribers, new patients and refills.
On April 29, Travere and its European partner, CSL Vifor, announced that the European Commission approved the conversion of the conditional marketing approval into standard marketing authorization for Filspari for the treatment of adults with primary IgA nephropathy.
On April 26, UroGen announced encouraging safety data from its Phase 1 dose-escalation study for UGN-301 (zalifrelimab) intravesical solution, an investigational drug in development for the treatment of recurrent non-muscle invasive bladder cancer.

On April 24, Merck announced Capvaxive sales of $107 million for the first quarter of 2025, a 120% increase over the prior quarter. Merck reiterated that there has been continued uptake of Capvaxive since the product’s launch in the third quarter of 2024.
On April 11, Palvella announced Qtorin rapamycin 3.9% anhydrous gel for the treatment of microcystic lymphatic malformations (microcystic LMs) was featured by Dr. Amy Paller, a widely recognized key opinion leader in dermatology, in an oral presentation at the 15th World Congress of Pediatric Dermatology. In January, Palvella announced that the first patients were dosed in TOIVA, a multicenter, Phase 2 clinical trial designed to evaluate the safety and efficacy of Qtorin 3.9% rapamycin anhydrous gel for the treatment of cutaneous venous malformations (cutaneous VMs). In addition, in February Palvella announced that it will expand SELVA, the Phase 3 clinical trial of Qtorin 3.9% rapamycin anhydrous gel for the treatment of microcystic LMs, to include patients ages 3 to 5 years old. Previously, trial participants were required to be at least six years old.
On March 26, Merck, announced that the European Commission (EC) approved Capvaxive (pneumococcal 21-valent conjugate vaccine) for active immunization for the prevention of invasive disease and pneumonia in individuals 18 years of age and older. Capvaxive is a pneumococcal vaccine specifically designed to help protect adults from the serotypes responsible for the majority of invasive pneumococcal disease (IPD) cases. This decision authorizes the marketing of Capvaxive in all 27 European Union (EU) member states, as well as Iceland, Liechtenstein and Norway.
On March 17, Travere Therapeutics announced it has submitted a supplemental New Drug Application (sNDA) to the FDA seeking priority review for traditional approval of Filspari (sparsentan) for the treatment of focal segmental glomerulosclerosis (FSGS), a rare proteinuric kidney disorder in both children and adults. Travere expects to receive notice regarding the acceptance for review of the sNDA submission as well as the timeline for sNDA review from the FDA in the second quarter of 2025. Additionally, the FDA recently notified Travere that Risk Evaluation and Mitigation Strategy (REMS) monitoring for embryo-fetal toxicity is no longer necessary. Travere plans to submit a REMS modification. The FDA indicated that the amendment is not expected to impact the review timeline and Travere continues to expect a REMS modification target action date under the Prescription Drug User Act of August 28, 2025.
Adjusted Financial Measures
Ligand reports adjusted net income from continuing operations, adjusted net income per diluted share and adjusted earnings per diluted share in addition to, not as a substitute for, and does not consider such measures superior to, financial measures calculated in accordance with GAAP. The Company also reports a core calculation for each of the foregoing measures which excludes any realized gain from sales of Viking Therapeutics common stock. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, transaction costs, income tax effect of adjusted reconciling items and others that are listed in the itemized reconciliations between GAAP and non-GAAP adjusted financial measures included at the end of this press release. A reconciliation of forward-looking non-GAAP adjusted earnings per diluted share to the most directly comparable GAAP measures is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity and low visibility. Specifically, non-cash adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items, directly impact the calculations of our adjusted earnings per diluted share, which we expect to have a significant impact on our future GAAP financial results.
Conference Call and Webcast
Ligand management will host a conference call today beginning at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 715-9871 using the conference ID 3661098. International participants outside of Canada may use the toll number +1(646) 307-1963. To participate via live or replay webcast, a link is available at www.ligand.com.
About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company enabling scientific advancement through supporting the clinical development of high-value medicines. Ligand does this by providing financing, licensing our technologies or both. Our business model seeks to generate value for stockholders by creating a diversified portfolio of biotech and pharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Our goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner. Our business model is based on funding programs in mid- to late-stage drug development in return for economic rights, purchasing royalty rights in development stage or commercial biopharmaceutical products and licensing our technology to help partners discover and develop medicines. We partner with other pharmaceutical companies to attempt to leverage what they do best (late-stage development, regulatory management and commercialization) in order to generate our revenue. We operate two infrastructure-light royalty generating technology IP platform technologies. Our Captisol® platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Our NITRICIL™ platform technology facilitates tunable dosing, permitting an adjustable drug release profile to allow proprietary formulations that target a broad range of indications. We have established multiple alliances, licenses and other business relationships with the world’s leading pharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Gilead Sciences and Baxter International. For more information, please visit www.ligand.com. Follow Ligand on X and LinkedIn.

We use our investor relations website and X as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our website and our X account, in addition to following our press releases, SEC filings, public conference calls and webcasts.
Forward-Looking Statements
This press release contains forward-looking statements, as defined in Section 21E of the Securities Exchange Act of 1934, regarding Ligand’s current expectations. All statements, other than statements of historical fact, could be deemed to be forward-looking statements. In some instances, words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our good faith beliefs (or those of the indicated third parties) and speak only as of the date hereof. These forward-looking statements include, without limitation, Ligand’s ability to expand its portfolio with life sciences royalty opportunities; the timing of clinical and regulatory events of Ligand’s partners, including the expected commercial launch of ZELSUVMI and any other product; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; and guidance regarding projected 2025 financial results. Actual events or results may differ from Ligand’s expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections and may not receive expected revenue; Ligand may not receive expected revenue from Captisol material sales; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline or receive regulatory approval and there may not be a market for the product(s) even if successfully developed and approved; Ligand may not achieve its financial guidance for 2025; Ligand faces competition in acquiring royalties and locating suitable royalties to acquire; Ligand may not be able to create future revenues and cash flows through the acquisition of royalties or by developing innovative therapeutics; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Ligand’s partners may change their development focus and may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s collaboration partners may become insolvent; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Cyber-attacks or other failures in telecommunications or information technology systems could result in information theft, data corruption and significant disruption to Ligand’s business operations; Ligand’s partners may terminate any of its agreements or development or commercialization of any of its products; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, challenges, costs and charges associated with integrating acquisitions with Ligand’s existing businesses; the timing and likelihood of closing the merger between Pelthos and Channel; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; restrictions under Ligand’s credit agreement may limit its flexibility in operating its business and a default under the agreement could result in a foreclosure of the collateral securing such obligations; and changes in general economic conditions, including as a result of war, conflict, epidemic diseases, the imposition and/or announcement of tariffs and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the Company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand’s public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Capvaxive, a Merck product, Filspari, a Travere Therapeutics product, Ohtuvayre, a Verona Pharma product, UGN-301 (zalifrelimab) intravesical solution, a UroGen product candidate and Qtorin rapamycin, a Palvella Therapeutics product candidate, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.
Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand, Captisol, NITRICIL and ZELSUVMI. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the®,© and™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

Contacts:

Investors:
Melanie Herman
investors@ligand.com
(858) 550-7761

Media:
Kellie Walsh
media@ligand.com
(914) 315-6072

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Revenues and other income:
Revenue from intangible royalty assets	$21,587	$18,357
Income from financial royalty assets	5,902	738
Royalties	27,489	19,095
Captisol	13,460	9,212
Contract revenue and other income	4,384	2,671
Total revenues and other income	45,333	30,978
Operating costs and expenses:
Cost of Captisol	4,849	2,882
Amortization of intangibles	8,257	8,186
Research and development	50,085	5,971
General and administrative	18,801	10,951
Fair value adjustments to partner program derivatives	(443)	—
Total operating costs and expenses	81,549	27,990
Income (loss) from operations	(36,216)	2,988
Non-operating income and expenses:
Gain (loss) from short-term investments	(12,367)	110,772
Interest income, net	904	1,879
Other non-operating expense, net	(2,501)	(2,192)
Total other (loss) income, net	(13,964)	110,459
(Loss) income before income taxes	(50,180)	113,447
Income tax benefit (expense)	7,729	(27,308)
Net (loss) income	$(42,451)	$86,139

Basic net (loss) income per share	$(2.21)	$4.86
Shares used in basic per share calculation	19,191	17,732

Diluted net (loss) income per share	$(2.21)	$4.75
Shares used in diluted per share calculation	19,191	18,122

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash, cash equivalents and short-term investments	$208,901	$256,165
Accounts receivable, net	38,492	38,376
Inventory	14,614	14,114
Income taxes receivable	4,339	4,073
Other current assets	13,285	18,831
Assets held for sale	29,685	—
Total current assets	309,316	331,559

Goodwill and other intangible assets, net	359,932	371,898
Long-term portion of financial royalty assets, net	188,320	185,024
Noncurrent derivative assets	18,029	10,583
Property and equipment, net	3,623	15,133
Operating lease right-of-use assets	4,277	6,907
Finance lease right-of-use assets	2,592	2,766
Other investments	10,908	10,908
Deferred income taxes, net	546	72
Other assets	7,892	6,924
Total assets	$905,435	$941,774

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$28,903	$33,139
Income taxes payable	1,803	1,199
Deferred revenue	101	1,278
Current contingent liabilities	1,484	206
Current operating lease liabilities	859	1,266
Current finance lease liabilities	24	24
Liabilities related to assets held for sale	25,509	—
Total current liabilities	58,683	37,112

Long-term contingent liabilities	4,026	3,475
Long-term operating lease liabilities	3,565	5,815
Deferred income taxes, net	29,379	32,524
Other long-term liabilities	14,248	32,409
Total liabilities	109,901	111,335

Total stockholders' equity	795,534	830,439
Total liabilities and stockholders' equity	$905,435	$941,774

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2025	2024
Net (loss) income	$(42,451)	$86,139
Adjustments:
Share-based compensation expense	7,836	7,334
Non-cash interest expense (1)	762	84
Amortization of intangible assets	8,257	8,186
Amortization of financial royalty assets (2)	2,565	3,262
Change in contingent liabilities (3)	1,879	(33)
Pelthos operating loss	4,745	6,160
Loss (gain) from short-term investments	12,367	(110,772)
Realized (loss) gain from short-term investments	(20)	59,979
Provision for current expected credit losses on financial royalty assets	(330)	(2,841)
Decrease in investments in Primrose Bio	—	2,352
Castle Creek R&D funding	44,340	—
Other	1,447	153
Income tax effect of adjusted reconciling items above	(13,945)	9,197
Excess tax benefit (shortfall) from share-based compensation (4)	(854)	465
Adjusted net income	$26,598	$69,665
Realized gains from sales of VKTX stock, net of tax	—	(47,857)
Core adjusted net income	$26,598	$21,808

Diluted per-share amounts attributable to common shareholders:
Diluted net (loss) income per share	$(2.21)	$4.75
Adjustments:
Share-based compensation expense	0.39	0.40
Non-cash interest expense (1)	0.04	—
Amortization of intangible assets	0.41	0.45
Amortization of financial royalty assets (2)	0.13	0.18
Change in contingent liabilities (3)	0.09	—
Pelthos operating loss	0.24	0.34
Loss (gain) from short-term investments	0.62	(6.11)
Realized gain from short-term investments	—	3.31
Provision for current expected credit losses on financial royalty assets	(0.02)	(0.16)
Decrease in investments in Primrose Bio	—	0.13
Castle Creek R&D funding	2.22	—
Other	0.08	0.01
Income tax effect of adjusted reconciling items above	(0.70)	0.51
Excess tax benefit (shortfall) from share-based compensation (4)	(0.04)	0.03
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	0.08	—
Adjusted diluted net income per share	$1.33	$3.84
Realized gains from sales of VKTX stock, net of tax	—	(2.64)
Core adjusted diluted net income per share	$1.33	$1.20

GAAP - weighted average number of common shares - diluted	19,191	18,122
Shares excluded due to anti-dilutive effect on GAAP net loss	757	—
Adjusted weighted average number of common shares - diluted	19,948	18,122

(1) Amounts represent (a) non-cash interest expense in connection with the royalty and milestone payments purchase agreement assumed as part of the Novan acquisition in September 2023; and (b) non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for our revolving credit facility.
(2) Amounts represent the adjustments to the effective interest income recognized to total contractual payments recognized in the period.
(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.
(4) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

___________________________________________
1 A reconciliation of forward-looking non-GAAP adjusted earnings per diluted share to the most directly comparable GAAP measure is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity and low visibility. Specifically, non-cash adjustments that could be made for changes in contingent liabilities, changes in the market value of investments in public companies, share-based compensation expense and the effects of any discrete income tax items, directly impact the calculation of our adjusted earnings per diluted share.

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